Exhibit 99.1

Ampio Announces Positive Clinical Trial Results for the Treatment of Diabetic Macular Edema with Orally Administered Optina™

— Confirmed July 2012 pre-IND FDA meeting scheduled

GREENWOOD VILLAGE, Colo., June 11, 2012 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (AMPE), a clinical stage biopharmaceutical company, whose lead drugs treat inflammatory diseases, including osteoarthritis and complications of Diabetes Mellitus such as diabetic macular edema (and others) announced today that it’s CRO has completed analysis of the primary end point in the Optina™ clinical trial for DME conducted at St Michael Diabetes Hospital in Toronto Canada.

Dr. David Bar-Or, Ampio’s Chief Science Officer (CSO), explained “The primary end point for efficacy was central subfield retinal thickness as measured by Optical Coherence Tomography (OCT) and reported in microns. The study was double masked and included 32 patients with moderate to severe diabetic macular edema (range 316-707microns) that were treated orally with either placebo or one of three doses of Optina™. Central retinal thickness and retinal volumes were measured at baseline and at 4 and 12 weeks of treatment. The results confirm a significant interaction between the patient’s body mass index (BMI) and efficacy at the different doses of Optina™. For higher BMI (BMI=35) patients, higher doses of Optina™ were more effective and for lower BMI (BMI=26) patients, lower doses were more effective. The improvement of efficacy by adjusting the dose to the BMI is in agreement with both in vitro data as well as with the known strongly lipophilic nature of Optina™. At one of the low doses, regardless of BMI, there was a reduction of the subfield central retinal thickness of approximately 20% at 4 and at 12 weeks, which was statistically significant from placebo for the higher BMI group (p = 0.01). The lowest dose of Optina™ showed a trend towards statistically significant reductions in central retinal thickness in the lowest BMI groups (p = 0.11 and p = 0.13) at 4 and 12 weeks, despite the small number of patients randomized to this dose.

Dr. Vaughan Clift, Ampio’s Chief Regulatory Officer (CRO) further explained “These results are very important in the planning of our US trial as dose adjustments by body weight/BMI of Optina™ will be part of the trial design. Ampio has requested and received confirmation of a pre-IND meeting with the FDA on Optina™ for DME, which will take place in July 2012. That discussion will include complete analysis of the data including secondary end points.”

Ampio’s CEO, Michael Macaluso, noted “The company is meeting all of its clinical goals, right on schedule. In addition to this confirmed July pre-IND meeting with the FDA for Optina™,

•	On May 10, 2012, the company completed a pre-IND meeting with the FDA where agreement was reached on the design of a US pivotal clinical trial for Ampion™ to treat osteoarthritis in the knee.

•	On June 20, 2012, the company will have a pre-IND meeting with the FDA to review its proposed design of a US pivotal clinical trial for Zertane™ to treat premature ejaculation (PE) in men.

Reaching these critical milestones to commercialization for our two most important anti-inflammatory drugs (Optina™ and Ampion™) and our lead sexual dysfunction drug (Zertane™) in a three month time frame is a tribute not only to the quality of the drugs but to the hard work and competence of our clinical team”

About Diabetic Retinopathy, Diabetic Macular Edema and current treatments

Diabetic retinopathy is damage to the retina of the eyes caused by complications of diabetes mellitus and often resulting in loss of visual acuity and blindness. Macular edema of the eyes is often an early form of diabetic retinopathy that causes significant vision loss. Almost all Type 1 diabetics and more than 60% of Type 2 diabetics will develop retinopathy. There is no effective daily drug treatment for diabetic retinopathy other than general measures, such as controlling blood sugar, hypertension, blood lipids, etc. Due to the global diabetes epidemic, diabetic retinopathy is recognized as a high, unmet medical need that would benefit from having oral therapeutic options available. The only treatments available for macular edema now are laser therapy, injection or implantation of drugs into or around the eyeball (not approved in the US or Canada). To our knowledge, Optina™ is the only proposed oral treatment for this condition.

About Optina™

Optina™ is an orally administered ultra low dose of danazol, for the treatment of diabetic macular edema (DME). Ampio’s Chief Scientific Officer discovered an unexpected activity in his investigation of the mechanism of action of danazol: very low doses reversed inflammation induced increases in the permeability of blood vessels, thus reducing vascular leakage. Dr. Bar-Or subsequently managed in-vitro studies that suggested this effect may reduce the vasogenic edema produced by various vascular leak syndromes, including diabetic macular edema (DME) which can impair vision and cause blindness The specific Optina™ dosagesused in the trial are proprietary and Ampio was recently awarded patents for methods of use, formulation and dosages of Optina™ in the US, Canada and Europe. Additional patents are pending worldwide. Because of the newly allowance of these patents, Optina™ benefits from a full patent life.

Danazol, a derivative of the synthetic steroid ethisterone, was approved by the FDA in the 1970s for endometriosis and, more recently, for other chronic indications, including hereditary angioedema, ITP and fibrocystic disease of the breast.

About Ampio

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for inflammation, eye disease, kidney disease, CNS disease, metabolic disease and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, successful commercialization and marketing, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact: Rick Giles, Investor Relations Ampio Pharmaceuticals, Inc. 720-437-6500